Exhibit 3

AMENDED AND RESTATED CODE OF REGULATIONS

OF

LSI INDUSTRIES INC.

ARTICLE I
FISCAL YEAR

Unless otherwise designated by resolution of the Board of Directors, the fiscal year of the Corporation shall commence on the 1st day of July of each year, or be such other period as the Board of Directors may designate by resolution.

ARTICLE II
SHAREHOLDERS

Section 1.       Annual Meetings.  The Annual Meeting of the Shareholders of this Corporation, for the election of eligible candidates to the Board of Directors, the consideration of financial statements and other reports, and the transaction of such other business as may properly be brought before such meeting, shall be held at such time as determined by the Board of Directors each year.  Upon due notice, there may also be considered and acted upon at an Annual Meeting any matter which could properly be considered and acted upon at a Special Meeting in which case and for which purpose the Annual Meeting shall also be considered as, and shall be a Special Meeting.  In the event the Annual Meeting is not held or if Directors are not elected thereat, a Special Meeting may be called and held for that purpose.

Section 2.       Special Meetings.  Special Meetings of the Shareholders may be held on any business day when called by the Chairman of the Board, the President, a majority of Directors, or persons holding 50% (the “Requisite Percentage”) of all shares outstanding and entitled to vote.  The notice for any Special Meeting shall state the purpose or purposes of the Special Meeting, and that only those matters that are specified in the notice thereof may be brought before a Special Meeting.

(a)      Requirements for Shareholders Calling Special Meeting or Proposing Business at Special Meetings.  Shareholders not the Chairman of the Board, the President or a majority of Directors of the Corporation shall not be permitted to demand a Special Meeting or propose business to be brought before a Special Meeting except in accordance with this ARTICLE II Section 2(a).

1.      Record Date.  No Shareholder may demand a Special Meeting pursuant to this ARTICLE II Section 2 unless such Shareholder has previously submitted a written request that the Board of Directors fix a record date to determine which Shareholders are entitled to demand a Special Meeting.  The demand shall be in proper form and delivered to the Secretary of the Corporation.

2.      Proper Form.  For the purposes of this ARTICLE II Section 2, a request to set a record date shall set forth:

A.      As to each Requesting Shareholder, as defined below, all information required to be included in a written notice of a Shareholder Proposal pursuant to ARTICLE II Section 11(a) of these Regulations, except that for the purposes of this ARTICLE II Section 2(a) the term “Requesting Shareholder” shall be substituted for the term “Proponent” in all places it appears in ARTICLE II Section 11(a).

B.      As to the purpose or purposes of requesting the Special Meeting, (i) a reasonably brief description of the purpose or purposes of the Special Meeting and the business proposed; (ii) the reasons for conducting such business and any material interest in such business; and (iii) a reasonably detailed description of all agreements, arrangements and understandings between or among any of the Requesting Shareholders or between or among any Requesting Shareholder and any other person or entity (including their names) in connection with the request for the Special Meeting or the business proposed.

C.      For purposes of this ARTICLE II Section 2(a), the term “Requesting Shareholder” shall mean (i) the Shareholder making the request; (ii) the beneficial owner or owners, if different, on whose behalf such request is made; and (iii) any Shareholder Associated Person (as defined in ARTICLE II Section 11(b)).

3.      Demand.  Only Shareholders beneficially owning the Requisite Percentage on the record date shall be entitled to demand a Special Meeting of the Shareholders pursuant to this ARTICLE II Section 2(a).  To be timely, a Shareholder’s demand to call a Special Meeting must be received by the Corporation not later than the 60th day following the record date.  To be in proper form for purposes of this ARTICLE II Section 2(a), a demand to call a Special Meeting shall set forth (i) the business proposed; (ii) the text of the proposal or business (including, but not limited to the text of any proposed resolutions); and (iii) with respect to any Shareholder submitting a demand (except for any Shareholder that has provided such demand in response to a solicitation made pursuant to, and in accordance with, Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) the information required to be provided pursuant to this ARTICLE II Section 2(a) of a Requesting Shareholder.  Notwithstanding anything in these Regulations to the contrary, the Board of Directors may submit its own proposals for consideration at such a Special Meeting.  The Board of Directors shall provide written notice of such Special Meeting to the Shareholders in accordance with ARTICLE II Section 4.

4.      Improper Submission.  A written demand from a Shareholder is improper if (i) it does not comply with this ARTICLE II Section 2(a); (ii) it proposes business that is not a proper subject for Shareholder action under applicable law; (iii) it includes a proposal that did not appear on the written request that resulted in the determination of the record date; or (iv) it includes a  proposal that has been presented at the most recent Annual Meeting or at any Special Meeting held within the preceding one year period.

5.      Incorrect Information.  The Requesting Shareholder or any Shareholder that submits a demand to call a Special Meeting shall further update and supplement the information previously provided to the Corporation in connection with such request or demand, if necessary, so that the information provided or required to be provided in such request or demand pursuant to this ARTICLE II Section 2(a) shall be true and correct as of the record date for the Special Meeting and as of the date that is ten business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be received by the Corporation not later than five business days after the record date for the Special Meeting (in the case of the update and supplement required to be made as of the record date), and not later than eight business days prior to the date for the meeting, if practicable (or, if not practicable, the first practicable date prior to) any adjournment or postponement thereof (in the case of the update and supplement required to be made as of ten business days prior to the Special Meeting or any adjournment or postponement thereof).  Notwithstanding anything in these Regulations to the contrary, no Special Meeting pursuant to this ARTICLE II Section 2(a) may be called except in accordance with this ARTICLE II Section 2(a).  If the Board of Directors shall determine that any request to fix a record date or demand a Special Meeting was not properly made in accordance with this ARTICLE II Section 2(a) or shall determine that the Requesting Shareholders or Shareholders submitting a demand for a Special Meeting have not otherwise complied with this ARTICLE II Section 2(a), then the Board of Directors shall not be required to fix a record date or to call and hold the Special Meeting.  In addition to the requirements of this ARTICLE II Section 2(a), each Shareholder shall comply with all requirements of applicable law, including all requirements of the Exchange Act, with respect to any request to fix a record date or demand a Special Meeting.

Section 3.       Place of Meetings.  Any meeting of Shareholders may be held at such place within or without the State of Ohio as may be designated in the notice of said meeting.

Section 4.       Notice of Meeting and Waiver of Notice.

(a)      Notice.  Written notice of the time, place and purposes of any meeting of Shareholders shall be given to each Shareholder entitled thereto not less than seven days nor more than 60 days before the date fixed for the meeting and as prescribed by law.  Such notice shall be given either by personal delivery, mail, facsimile transmission or, to the extent permitted by law, electronically to each Shareholder entitled to notice of or to vote at such meeting.  If such notice is mailed, it shall be directed, postage prepaid, to the Shareholders at their respective addresses as they appear upon the records of the Corporation, and notice shall be deemed to have been given on the day so mailed.  If any meeting is adjourned to another time or place, no notice as to such adjourned meeting need be given other than by announcement at the meeting at which such an adjournment is taken.  No business shall be transacted at any such adjourned meeting except as might have been lawfully transacted at the meeting at which such adjournment was taken.

(b)      Notice to Joint Owners.  All notices with respect to any shares to which persons are entitled by joint or common ownership may be given to that one of such persons who is named first upon the books of this Corporation, and notice so given shall be sufficient notice to all the holders of such shares.

(c)      Waiver.  Notice of any meeting, however, may be waived in writing by any Shareholder either before or after any meeting of Shareholders, or by attendance at such meeting without protest to the commencement thereof.

Section 5.       Shareholders Entitled to Notice and to Vote.  If a record date shall not be fixed or the books of the Corporation shall not be closed against transfers of shares pursuant to statutory authority, the record date for the determination of Shareholders entitled to notice of or to vote at any meeting of Shareholders shall be the close of business on the 20th day prior to the date of the meeting and only Shareholders of record at such record date shall be entitled to notice of and to vote at such meeting.  Such record date shall continue to be the record date for all adjournments of such meeting unless a new record date shall be fixed and notice thereof and of the date of the adjourned meeting be given to all Shareholders entitled to notice in accordance with the new record date so fixed.

Section 6.       Quorum.  At any meeting of Shareholders, the holders of shares entitling them to exercise a majority of the voting power of the Corporation, present in person or by proxy, shall constitute a quorum for such meeting; provided, however, that no action required by law, the Articles, or these Regulations to be authorized or taken by the holders of a designated proportion of the shares of the Corporation may be authorized or taken by a lesser proportion.  The Shareholders present in person or by proxy, whether or not a quorum be present, may adjourn the meeting from time to time without notice other than by announcement at the meeting.

Section 7.       Organization of Meetings.

(a)      Presiding Officer.  The Chairman of the Board, or in his absence, the President, or in the absence of both of them, a Vice President of the Corporation, shall call all meetings of the Shareholders to order and shall act as Chairman thereof; if all are absent, the Shareholders shall elect a Chairman.

(b)      Minutes.  The Secretary of the Corporation, or, in his absence, an Assistant Secretary, or, in the absence of both, a person appointed by the Chairman of the meeting, shall act as Secretary of the meeting and shall keep and make a record of the proceedings thereat.

Section 8.       Order of Business.  The order of business at all meetings of the Shareholders, unless waived or otherwise changed by the Chairman of the meeting or the Board of Directors, shall be as follows:

1.      Call meeting to order.

2.      Selection of Chairman and/or Secretary, if necessary.

3.      Proof of notice of meeting and presentment of affidavit thereof.

4.      Roll call, including filing of proxies with Secretary.

5.      Upon appropriate demand, appointment of inspectors of election.

6.      Reading, correction and approval of previously unapproved minutes.

7.      Reports of officers and committees.

8.      If Annual Meeting, or meeting called for that purpose, election of Directors.

9.      Unfinished business, if adjourned meeting.

10.    Consideration in sequence of all other matters set forth in the call for and written notice of the meeting.

11.    Any new business not including the election of Directors other than that set forth in the notice of the meeting which shall have been submitted to the Corporation in accordance with the terms and conditions of ARTICLE II Section 11 of these Regulations.  The provisions of ARTICLE III shall govern the procedures for Shareholder nominations of Directors.

12.    Adjournment.

Section 9.       Voting.  Except as provided by statute or in the Articles, every Shareholder entitled to vote shall be entitled to cast one vote on each proposal submitted to the meeting for each share held of record by him on the record date for the determination of the Shareholders entitled to vote at the meeting.  At any meeting at which a quorum is present, all questions and business which may come before the meeting shall be determined by a majority of votes cast, except when a greater proportion is required by law, the Articles, or these Regulations.

Section 10.     Proxies.  A person who is entitled to attend a Shareholders’ meeting, to vote thereat, or to execute consents, waivers and releases, may be represented at such meeting or vote thereat, and execute consents, waivers, and releases and exercise any of his rights, by proxy or proxies appointed by a writing signed by such person, or by his duly authorized attorney, which may be transmitted physically, by facsimile or by other electronic medium, as provided by the laws of the State of Ohio.

Section 11.      Shareholder Proposals.

(a)      No proposal for a Shareholder vote shall be submitted by a Shareholder (a “Shareholder Proposal”) to the Corporation’s Shareholders unless the Shareholder submitting such Shareholder Proposal (the “Proponent”) shall have filed with the Secretary of the Corporation at least 90 and no more than 120 days prior to such meeting of Shareholders (or, with respect to a Special Meeting the tenth day following the day on which the public announcement of the date of such meeting is first made by the Corporation) a written notice setting forth with particularity (i) the names and business addresses of the Proponent and any “Shareholder Associated Person,” as defined in subsection 11(b) of this ARTICLE II Section 11, acting in concert with the Proponent; (ii) the names and addresses of the Proponent and of any such Shareholder Associated Person, as they appear on the Corporation’s books (if they so appear); (iii)(A) the class and number of shares of stock of the Corporation which are, directly or indirectly, owned beneficially and of record by each of the Proponent and by any such Shareholder Associated Person; (B) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class of shares of stock of the Corporation or with a value derived in whole or in part from the value of any class of shares of stock of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class of capital stock of the Corporation or otherwise (a “Derivative Instrument”) directly or indirectly owned beneficially by the Proponent and by any such Shareholder Associated Person and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation; (C) any proxy, contract, arrangement, understanding, or relationship pursuant to which the Proponent and any such Shareholder Associated Person has a right to vote any shares of any security of the Corporation; (D) any short interest in any security of the Corporation (for purposes of these Regulations an individual shall be deemed to have a short interest in a security if such individual directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security); (E) any rights to dividends on the shares of stock of the Corporation owned beneficially by the Proponent and by any such Shareholder Associated Person that are separated or separable from the underlying shares of stock of the Corporation; (F) any proportionate interest in shares of stock of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which the Proponent or any such Shareholder Associated Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner; and (G) any performance–related fees (other than an asset-based fee) to which the Proponent or any such Shareholder Associated Person is entitled to based on any increase or decrease in the value of shares of stock of the Corporation or Derivative Instruments, if any, as of the date of such notice, including without limitation, any such interests held by members of the immediate family sharing the same household as the Proponent or any such Shareholder Associated Person, if any, or either of them, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitation of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (which information shall be supplemented, as necessary, by such Shareholder and by any such Shareholder Associated Person and beneficial owner); (iv) a description of the Shareholder Proposal containing all material information relating thereto along with any interest that such Proponent and any such Shareholder Associated Person has in the Shareholder Proposal and any benefits that the Proponent and any such Shareholder Associated Person may derive from the outcome of any vote on the Shareholder Proposal; and (v) such other information as the Board of Directors reasonably determines is necessary or appropriate to enable the Board of Directors and Shareholders of the Corporation to consider the Shareholder Proposal.

(b)      Shareholder Associated Person.  For the purposes of this ARTICLE II Section 11 and ARTICLE III Section 2 of these Regulations “Shareholder Associated Person” shall mean (i) any person controlling, directly or indirectly, or acting in concert with or having any contracts, plans, understandings or arrangements with respect to the Corporation with, such Shareholder; (ii) any beneficial owner of a Derivative Instrument or shares of stock of the Corporation owned of record or beneficially by such Shareholder; and (iii) any person controlling, controlled by or under common control with such Shareholder Associated Person.

(c)      Inaccurate Information.  If information submitted pursuant to this ARTICLE II Section 11 by any Shareholder proposing any business other than a nomination for election to the Board of Directors shall be inaccurate or materially misleading, such information may be deemed not to have been provided in accordance with this ARTICLE II Section 11.  Any Shareholder proposing any business other than a nomination for election to the Board of Directors shall provide (i) written verification, satisfactory, in the discretion of the Board of Directors or any authorized officer of the Corporation, to demonstrate the accuracy of any information submitted by the Shareholder pursuant to this ARTICLE II Section 11; and (ii) a written update of any information previously submitted by the Shareholder pursuant to this ARTICLE II Section 11 as of an earlier date so that the information provided or required to be provided in such notice pursuant to this ARTICLE II Section 11 shall be true, correct and complete as of the record date for the meeting and as of the date that is ten business days prior to the meeting or any adjournment or postponement thereof.  If the Shareholder fails to provide such written verification or a written update within such period, the information as to which written verification or a written update was required may be deemed not to have been provided in accordance with this ARTICLE II Section 11.  Only such proposals made in accordance with the procedures set forth in this ARTICLE II Section 11 shall be eligible to be brought before the meeting.  The presiding officer at any Shareholders’ meeting shall have the power to determine whether a proposal was made in accordance with this ARTICLE II Section 11, and, if any proposal is not in compliance with this ARTICLE II Section 11, to declare at the meeting or otherwise provide notice to the Proponent that such proposal shall be disregarded.

(d)      General.  Without limitation in any manner of the foregoing provisions of this ARTICLE II Section 11, a Shareholder shall also comply with all applicable requirements of state law and the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in this ARTICLE II Section 11.  Nothing in this ARTICLE II Section 11 shall be deemed to affect the right of a Shareholder to request inclusion of a proposal in, nor the right of the Corporation to omit a proposal from, the Corporation’s proxy statement pursuant to Rule 14a-8 (or any successor provision) under the Exchange Act.

Section 12.    List of Shareholders.  At any meeting of Shareholders a list of Shareholders, alphabetically arranged, showing the number and classes of shares held by each on the record date applicable to such meeting, shall be produced on the request of any Shareholder.

ARTICLE III
DIRECTORS

Section 1.       General Powers.  The authority of this Corporation shall be exercised by or under the direction of the Board of Directors, except where the law, the Articles or these Regulations require action to be authorized or taken by the Shareholders.

Section 2.        Election, Number and Qualification of Directors.

(a)       Election.  The Directors shall be elected at the Annual Meeting of the Shareholders, or if not so elected, at a Special Meeting of the Shareholders called for that purpose.  The only candidates who shall be eligible for election at such meeting shall be those who have been nominated by or at the direction of the Board of Directors (which nominations shall be either made at such meeting or disclosed in a proxy statement, or supplement thereto, distributed to Shareholders for such meeting at the direction of the Board of Directors) and those who have been nominated at such meeting by a Shareholder who has complied with the procedures set forth in this ARTICLE III Section 2.  A Shareholder may make a nomination for the office of Director only if such Shareholder has first delivered or sent by certified mail, return receipt requested, to the Secretary of the Corporation notice in writing (a “Nomination Notice”) at least ninety (90) and no more than 120 days prior to such meeting of Shareholders (or, with respect to a Special Meeting the tenth day following the day on which the public announcement of the date such meeting is first made by the Corporation), which notice shall set forth or be accompanied by (i) as to each individual proposed to be nominated; (A) the name, date of birth, business address and residence address of such individual; (B) the business experience during the past five years of such nominee, including his or her principal occupations and employment during such period, the name and principal business of any corporation or other organization in which such occupations and employment were carried on, and such other information as to the nature of his or her responsibilities and level of professional competence as may be sufficient to permit assessment of his or her prior business experience; (C) a description of all direct and indirect compensation and other material monetary and non-monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the Shareholder submitting the Nomination Notice and any Shareholder Associated Person

acting in concert with such person, on the one hand, and each proposed nominee and any Shareholder Associated Person acting in concert with such nominee, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Item 404 promulgated under Regulation S-K if the nominating Shareholder and any beneficial owner on whose behalf the nomination is made, if any, and any Shareholder Associated Person acting in concert therewith, were the “registrant” for purposes of such Item and the nominee were a director or executive officer of such registrant; (D) whether the nominee is or has ever been at any time a director, officer or owner of five percent or more of any class of capital stock, partnership interests or other equity interest of any corporation, partnership or other entity; (E) any directorships held by such nominee in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of such Exchange Act or any company registered as an investment company under the Investment Company Act of 1940, as amended; (F) whether, in the last five years, such nominee has been convicted in a criminal proceeding or has been subject to a judgment, order, finding or decree of any federal, state or other governmental entity, concerning any violation of federal, state or other law, or any proceeding in bankruptcy, which conviction, order, finding, decree or proceeding may be material to an evaluation of the ability or integrity of the nominee; and (G) any other information relating to such individual that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (ii) as to the Shareholder submitting the Nomination Notice and any Shareholder Associated Person acting in concert with such Shareholder; (A) the name and business address of such Shareholder and of such Shareholder Associated Person; (B) the names and addresses of such Shareholder and of such Shareholder Associated Person as they appear on the Corporation’s books (if they so appear); and (C)(1) the class and number of shares of stock of the Corporation which are, directly or indirectly, owned beneficially and of record by each of such Shareholder and by such Shareholder Associated Person; (2) any Derivative Instrument directly or indirectly owned beneficially by such Shareholder and by such Shareholder Associated Person and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of stock of the Corporation; (3) any proxy, contract, arrangement, understanding, or relationship pursuant to which such Shareholder and such Shareholder Associated Person has a right to vote any shares of any security of the Corporation; (4) any short interest in any security of the Corporation (for purposes of these Regulations an individual shall be deemed to have a short interest in a security if such individual directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security); (5) any rights to dividends on the shares of stock of the Corporation owned beneficially by such Shareholder and by such Shareholder Associated Person that are separated or separable from the underlying shares of stock of the Corporation; (6) any proportionate interest in shares of stock of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such Shareholder or such Shareholder Associated Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner; and (7) any performance-related fees (other than an asset-based fee) to which such Shareholder or such Shareholder Associated Person is entitled to based on any increase or decrease in the value of shares of stock of the Corporation or Derivative Instruments, if any, as of the date of such Nomination Notice, including without limitation, any such interests held by members of the immediate family of such Shareholder sharing the same household or such Shareholder Associated Person, if any, or either of them, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitation of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (which information shall be supplemented, as necessary, by such Shareholder and by such Shareholder Associated Person and beneficial owner). A written consent to being named in a proxy statement as a nominee, and to serve as a Director if so elected, signed by the nominee, shall be filed with any Nomination Notice.

(b)       Shareholder Nominations.  If a Nomination Notice submitted pursuant to this ARTICLE III Section 2 by any Shareholder proposing a nominee for election as a Director shall be inaccurate or materially misleading, such Nomination Notice may be deemed not to have been provided in accordance with this ARTICLE III Section 2.  Any Shareholder proposing a nominee for election as a Director shall provide (i) written verification, satisfactory, in the discretion of the Board of Directors or any authorized officer of the Corporation, to demonstrate the accuracy of any information submitted by the Shareholder pursuant to this ARTICLE III Section 2; and (ii) a written update of any information previously submitted by the Shareholder pursuant to this ARTICLE III Section 2 as of an earlier date so that the information provided or required to be provided in such notice pursuant to this ARTICLE III Section 2 shall be true and correct as of the record date for the meeting and as of the date that is ten business days prior to the meeting or any adjournment or postponement thereof.  If the Shareholder fails to provide such written verification or a written update within such period, the information as to which written verification or a written update was required may be deemed not to have been provided in accordance with this ARTICLE III Section 2.  Only such individuals who are nominated by Shareholders in accordance with the procedures set forth in this ARTICLE III Section 2 shall be eligible for election as Directors.  The presiding officer at any Shareholders’ meeting shall have the power to determine whether a Nomination Notice was made in accordance with this ARTICLE III Section 2, and, if any Nomination Notice is not in compliance with this ARTICLE III Section 2, to declare that such Nomination Notice shall be disregarded.

(c)       Number.  The number of Directors, which shall not be less than three, may be fixed or changed at a meeting of the Shareholders called for the purpose of electing Directors at which a quorum is present, by a majority of votes cast at the meeting.  In addition, the number of Directors may be fixed or changed by action of the Directors at a meeting called for that purpose at which a quorum is present by a majority vote of the Directors present at the meeting.  The Directors then in office may fill any Director’s office that is created by an increase in the number of Directors.  The number of Directors elected shall be deemed to be the number of Directors fixed unless otherwise fixed by resolution adopted at a meeting at which such Directors are elected.  Subject to compliance with the terms and conditions of ARTICLE II Section 11 hereof, Shareholders shall be entitled to propose changing the number of Directors.

(d)       Qualifications.  Directors need not be Shareholders of the Corporation.

Section 3.       Term of Office of Directors.

(a)       Term.  Each Director shall hold office until the next Annual Meeting of the Shareholders and until his successor has been elected or until his earlier resignation, removal from office, or death.  Directors shall be subject to removal as provided by statute or by other lawful procedures and nothing herein shall be construed to prevent the removal of any or all Directors in accordance therewith.

(b)      Resignation.  A resignation from the Board of Directors shall be deemed to take effect immediately upon its being received by any incumbent corporate officer other than an officer who is also the resigning Director, unless some other time is specified therein.

(c)       Vacancy.  In the event of any vacancy in the Board of Directors for any cause, the remaining Directors, though less than a majority of the whole Board, may fill any such vacancy for the unexpired term.

Section 4.       Meetings of Directors.

(a)       Regular Meetings.  A regular meeting of the Board of Directors shall be held immediately following the adjournment of the Annual Meeting of the Shareholders or a Special Meeting of the Shareholders at which Directors are elected.  The holding of such Shareholders’ meeting shall constitute notice of such Directors’ meeting and such meeting shall be held without further notice.  Other regular meetings shall be held at such other times and places as may be fixed by the Directors.

(b)      Special Meetings.  Special meetings of the Board of Directors may be held at any time upon call of the Chairman of the Board, the President, any Vice President, or any two Directors.

(c)       Place of Meeting.  Any meeting of Directors may be held at such place within or without the State of Ohio as may be designated in the notice of said meeting.

(d)      Notice of Meeting and Waiver of Notice.  Notice of the time and place of any regular or special meeting of the Board of Directors (other than the regular meeting of Directors following the adjournment of the Annual Meeting of the Shareholders or following any Special Meeting of the Shareholders at which Directors are elected) shall be given to each Director by personal delivery, telephone, mail, facsimile or other electronic medium at least 48 hours before the meeting, which notice need not specify the purpose of the meeting.  Such notice, however, may be waived in writing by any Director either before or after any such meeting, or by attendance at such meeting without protest prior to the commencement thereof.

Section 5.       Quorum and Voting.  At any meeting of Directors, not less than one-half of the whole authorized number of Directors is necessary to constitute a quorum for such meeting, except that a majority of the remaining Directors in office constitutes a quorum for filling a vacancy in the Board.  At any meeting at which a quorum is present, all acts, questions, and business which may come before the meeting shall be determined by a majority of votes cast by the Directors present at such meeting, unless the vote of a greater number is required by the Articles, Regulations or By-Laws.

Section 6.       Committees.

(a)       Appointment.  The Board of Directors may from time to time appoint certain of its members to act as a committee or committees in the intervals between meetings of the Board and may delegate to such committee or committees power to be exercised under the control and direction of the Board.  Each such committee and each member thereof shall serve at the pleasure of the Board.

(b)      Executive Committee.  In particular, the Board of Directors may create from its membership and define the powers and duties of an Executive Committee.  During the intervals between meetings of the Board of Directors, the Executive Committee shall possess and may exercise all of the powers of the Board of Directors in the management and control and the business of the Corporation to the extent permitted by law.  All action taken by the Executive Committee shall be reported to the Board of Directors at its first meeting thereafter.

(c)       Committee Action.  Unless otherwise provided by the Board of Directors, a majority of the members of any committee appointed by the Board of Directors pursuant to this Section shall constitute a quorum at any meeting thereof and the act of a majority of the members present at a meeting at which a quorum is present shall be the act of such committee.  Action may be taken by any such committee without a meeting by a writing signed by all its members.  Any such committee shall prescribe its own rules for calling and holding meetings and its method of procedure, subject to any rules prescribed by the Board of Directors, and shall keep a written record of all action taken by it.

Section 7.       Action of Directors Without a Meeting.  Any action which may be taken at a meeting of Directors may be taken without a meeting if authorized by a writing or writings signed by all the Directors, which writing or writings shall be filed or entered upon the records of the Corporation.

Section 8.       Compensation of Directors.  The Board of Directors may allow compensation for attendance at meetings or for any special services, may allow compensation to the member of any committee, and may reimburse any Director for his expenses in connection with attending any Board or committee meeting.

Section 9.       Relationship with Corporation.  Directors shall not be barred from providing professional or other services to the Corporation.  No contract, action or transaction shall be void or voidable with respect to the Corporation for the reason that it is between or affects the Corporation and one or more of its Directors, or between or affects the Corporation and any other person in which one or more of its Directors are directors, trustees or officers or have a financial or personal interest, or for the reason that one or more interested Directors participate in or vote at the meeting of the Directors or committee thereof that authorizes such contract, action or transaction, if in any such case any of the following apply:

(a)      the material facts as to the Director’s relationship or interest and as to the contract, action or transaction are disclosed or are known to the Directors or the committee and the Directors or committee, in good faith, reasonably justified by such facts, authorize the contract, action or transaction by the affirmative vote of a majority of the disinterested Directors, even though the disinterested Directors constitute less than a quorum;

(b)      the material facts as to the Director’s relationship or interest and as to the contract, action or transaction are disclosed or are known to the shareholders entitled to vote thereon and the contract, action or transaction is specifically approved at a meeting of the shareholders held for such purpose by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the Corporation held by persons not interested in the contract, action or transaction; or

(c)       the contract, action or transaction is fair as to the Corporation as of the time it is authorized or approved by the Directors, a committee thereof or the shareholders.

Section 10.     Attendance at Meetings of Persons Who Are Not Directors.  Unless waived by a majority of Directors in attendance, not less than 24 hours before any regular or special meeting of the Board of Directors any Director who desires the presence at such meeting of not more than one person who is not a Director shall so notify all other Directors, request the presence of such person at the meeting, and state the reason in writing.  Such person will not be permitted to attend the Directors’ meeting unless a majority of the Directors in attendance vote to admit such person to the meeting.  Such vote shall constitute the first order of business for any such meeting of the Board of Directors.  Such right to attend, whether granted by waiver or vote, may be revoked at any time during any such meeting by the vote of a majority of the Directors in attendance.

ARTICLE IV
OFFICERS

Section 1.       General Provisions.  The Board of Directors shall elect a President, a Secretary and a Treasurer, and may elect a Chairman of the Board, one or more Vice Presidents, and such other officers and assistant officers as the Board may from time-to-time deem necessary.  The Chairman of the Board, if any, shall be a Director, but none of the other officers need be a Director.  Any two or more offices may be held by the same person, but no officer shall execute, acknowledge or verify any instrument in more than one capacity if such instrument is required to be executed, acknowledged or verified by two or more officers.

Section 2.       Powers and Duties.  All officers, as between themselves and the Corporation, shall respectively have such authority and perform such duties as are customarily incident to their respective offices, and as may be specified from time to time by the Board of Directors, regardless of whether such authority and duties are customarily incident to such office.  In the absence of any officer of the Corporation, or for any other reason the Board of Directors may deem sufficient, the powers or duties of such officer, or any of them may be delegated, to any other officer or to any Director.  The Board of Directors may from time to time delegate to any officer authority to appoint and remove subordinate officers and to prescribe their authority and duties.

Section 3.       Term of Office and Removal.

(a)      Term.  Each officer of the Corporation shall hold office at the pleasure of the Board of Directors, and unless sooner removed by the Board of Directors, until the meeting of the Board of Directors following the date of election of Directors and until his successor is elected and qualified.

(b)      Removal.  The Board of Directors may remove any officer at any time with or without cause by the affirmative vote of a majority of Directors in office.

Section 4.       Compensation of Officers.  Unless compensation is otherwise determined by a majority of the Directors at a regular or special meeting of the Board of Directors or unless such determination is delegated by the Board of Directors to another officer or officers, the President of the Corporation from time to time shall determine the compensation to be paid to all officers and other employees for services rendered to the Corporation.

ARTICLE V
INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 1.       Right of Indemnification.  Each person who was or is made a party to or is threatened to be made a party to or is otherwise involved (including, without limitation as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative, or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a Director, officer or member of a committee of the Corporation or that, being or having been such a Director or officer of the Corporation, he or she is or was serving at the request of an executive officer of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation or of a partnership, joint venture, trust, limited liability company or other enterprise, including service with respect to an employee benefit plan as a trustee, fiduciary or otherwise (hereinafter an “Indemnitee”), whenever the basis of such proceeding is alleged action in an official capacity as such a director, officer, partner, trustee, employee, or agent, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the Ohio Revised Code, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), or by other applicable law as then in effect, against all expense, liability and loss (including, without limitation, the cost of reasonable settlements with or without suit, attorneys’ fees, costs of investigation, judgments, fines, excise taxes or penalties arising under the Employee Retirement Income

Security Act of 1974 (“ERISA”) or other federal or state acts) actually incurred or suffered by such Indemnitee in connection therewith and such indemnification shall continue as to an Indemnitee who has ceased to be a director, officer, partner, trustee, employee or agent and shall inure to the benefit of the Indemnitee’s heirs, executors, and administrators.  Except as provided in ARTICLE V Section 2 with respect to proceedings seeking to enforce rights to indemnification, the Corporation shall indemnify any such Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized or ratified by the Board of Directors of the Corporation.  To the extent any of the indemnification provisions set forth above prove to be ineffective for any reason in furnishing the indemnification provided, each of the persons named above shall be indemnified by the Corporation to the fullest extent not prohibited by applicable law.

(a)       The right to indemnification conferred in this ARTICLE V Section 1 shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”).  An advancement of expenses shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it is proved by clear and convincing evidence in a court of competent jurisdiction that his omission or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the Corporation or undertaken with reckless disregard for the best interests of the Corporation.  An advancement of expenses shall not be made if the Corporation’s Board of Directors makes a good faith determination that such payment would violate applicable law.

Section 2.       Right of Indemnitee to Bring Suit.  If a claim under ARTICLE V Section 1 is not paid in full by the Corporation within 30 days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim.  If successful, in whole or in part, in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit.  The Indemnitee shall be presumed to be entitled to indemnification under this ARTICLE V upon submission of a written claim (and, in an action brought to enforce a claim for an advancement of expenses, where the required undertaking has been tendered to the Corporation), and thereafter the Corporation shall have the burden of proof to overcome the presumption that the Indemnitee is so entitled.

(a)       Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its Shareholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its Shareholders) that the Indemnitee is not entitled to indemnification shall be a defense to the suit or create a presumption that the Indemnitee is not so entitled.

Section 3.       Nonexclusivity and Survival of Rights.  The rights to indemnification and to the advancement of expenses conferred in this ARTICLE V shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provisions of the Articles, these Regulations, agreement, vote of Shareholders or disinterested Directors, or otherwise.  Such rights shall also not be exclusive of, and shall be in addition to, any rights to which such person may be entitled by contract with the Corporation, which is expressly permitted hereby.

(a)       Notwithstanding any amendment to or repeal of this ARTICLE V, or of any of the procedures established by the Board of Directors pursuant to ARTICLE V Section 6, any Indemnitee shall be entitled to indemnification in accordance with the provisions hereof and thereof with respect to any acts or omissions of such Indemnitee occurring prior to such amendment or repeal.

(b)       Without limiting the generality of the foregoing paragraph, the rights to indemnification and to the advancement of expenses conferred in this ARTICLE V shall, notwithstanding any amendment to or repeal of this ARTICLE V, inure to the benefit of any person who otherwise may be entitled to be indemnified pursuant to this ARTICLE V (or the estate or personal representative of such person) for a period of six years after the date such person’s service to or in behalf of the Corporation shall have terminated or for such longer period as may be required in the event of a lengthening in the applicable statute of limitations.

(c)       Advancement of expenses may be made by the Corporation against costs, expenses and fees to the extent permitted by, and in accordance with, any terms and conditions of applicable law.

Section 4.      Insurance, Contracts and Funding.  The Corporation may, to the full extent then permitted by law, purchase and maintain insurance or furnish similar protection, including but not limited to trust funds, letters of credit or self-insurance, on behalf of or for any persons described in this ARTICLE V, against any liability asserted against and incurred by any such person in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such liability, loss and/or expense under the Ohio Revised Code. The Corporation may enter into contracts with any Indemnitee in furtherance of the provisions of this ARTICLE IV and may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in this ARTICLE V.  Insurance may be purchased from or maintained with a person in which the Corporation has a financial interest.

Section 5.       Indemnification of Employees and Agents of the Corporation.  The Corporation may, by action of its Board of Directors, authorize one or more executive officers to grant rights to advancement of expenses to employees or agents of the Corporation on such terms and conditions no less stringent than provided in ARTICLE V Section 1 hereof as such officer or officers deem appropriate under the circumstances.  The Corporation may, by action of its Board of Directors, grant rights to indemnification and advancement of expenses to employees or agents or groups of employees or agents of the Corporation with the same scope and effect as the provisions of this ARTICLE V with respect to the indemnification and advancement of expenses of Directors, officers and members of a committee of the Corporation; provided, however, that an undertaking shall be made by an employee or agent only if required by the Board of Directors.

Section 6.      Procedures for the Submission of Claims.  The Board of Directors may establish reasonable procedures for the submission of claims for indemnification pursuant to this ARTICLE V, determination of the entitlement of any person thereto, and review of any such determination.  Such procedures shall be set forth in an appendix to these Regulations and shall be deemed for all purposes to be a part hereof.

Section 7.      Definition of Performance.  For the purposes of this Article, a Director, officer or member of a committee shall conclusively be deemed not to have been willfully derelict in the performance of such person’s duty as such Director, officer or member of committee:

(a)       Determination by Suit.  In a matter which shall have been the subject of a suit or proceeding in which such person was a party which is disposed of by adjudication on the merits, unless such person shall have been finally adjudged in such suit or proceeding to have been willfully derelict in the performance of that person’s duty as such Director, officer or member of a committee; or

(b)      Determination by Committee.  In a matter not falling within (a) above, a majority of disinterested members of the Board of Directors or a majority of a committee of disinterested Shareholders of the Corporation, selected as hereinafter provided, shall determine that such person was not willfully derelict.  Such determination shall be made by the disinterested members of the Board of Directors except where such members shall determine that such matter should be referred to said committee of disinterested Shareholders.

Section 8.       Selection of Committee.  The selection of a committee of Shareholders provided above may be made by the majority vote of the disinterested Directors or, if there be no disinterested Director or Directors, by the chief executive officer of the Corporation.  A Director or Shareholder shall be deemed disinterested in a matter if such person has no interest therein other than as a Director or Shareholder of the Corporation as the case may be.  The Corporation shall pay the fees and expenses of the Shareholders or Directors, as the case may be, incurred in connection with making a determination as above provided.

Section 9.       Non-Committee Determination.  In the event that a Director, officer or member of a committee shall be found by some other method not to have been willfully derelict in the performance of such person’s duty as such Director, officer or member of a committee, then such determination as to dereliction shall not be questioned on the ground that it was made otherwise than as provided above.

ARTICLE VI
SECURITIES HELD BY THE CORPORATION

Section 1.       Transfer of Securities Owned by the Corporation.  All endorsements, assignments, transfers, stock powers, share powers or other instruments of transfer of securities standing in the name of the Corporation shall be executed for and in the name of the Corporation by the President, by a Vice President, by the Secretary or by the Treasurer or by any other person or persons as may be thereunto authorized by the Board of Directors.

Section 2.       Voting Securities Held by the Corporation.  The Chairman of the Board, President, and Vice President, Secretary or Treasurer, in person or by another person thereunto authorized by the Board of Directors, in person or by proxy or proxies appointed by him, shall have full power and authority on behalf of the Corporation to vote, act and consent with respect to any securities issued by other corporations which the Corporation may own.

ARTICLE VII
SHARE CERTIFICATES

Section 1.      Transfer and Registration of Certificates.  The Board of Directors shall have authority to make such rules and regulations, not inconsistent with law, the Articles or these Regulations, as it deems expedient concerning the issuance, transfer and registration of certificates for shares and the shares represented thereby and may appoint transfer agents and registrars thereof.

Section 2.       Substituted Certificates.  Any person claiming that a certificate for shares has been lost, stolen or destroyed, shall make an affidavit or affirmation of that fact and, if required, shall give the Corporation (and its registrar or registrars and its transfer agent or agents, if any) a bond of indemnity, in such form and with one or more sureties satisfactory to the Board, and, if required by the Board of Directors, shall advertise the same in such manner as the Board of Directors may require, whereupon a new certificate may be executed and delivered of the same tenor and for the same number of shares as the one alleged to have been lost, stolen or destroyed.

ARTICLE VIII
CONSISTENCY WITH ARTICLES OF INCORPORATION

If any provisions of these Regulations shall be inconsistent with the Corporation’s Articles of Incorporation (and as they may be amended from time to time), the Articles of Incorporation (as so amended at the time) shall govern.

ARTICLE IX
SECTION HEADINGS

The headings contained in these Regulations are for reference purposes only and shall not be construed to be part of and/or shall not affect in any way the meaning or interpretation of these Regulations.

ARTICLE X
AMENDMENTS

This Code of Regulations of the Corporation (and as it may be amended from time-to-time) may be amended or added to by the affirmative vote or the written consent of the Shareholders of record entitled to exercise a majority of the voting power on such proposal or by the Directors to the extent permitted by the Ohio Revised Code; provided, however, that if an amendment or addition is adopted by written consent without a meeting of the Shareholders or otherwise by the Directors, it shall be the duty of the Secretary to enter the amendment or addition in the records of the Corporation, and to provide notice to Shareholders to the extent required by applicable law.

Adopted by the Board of Directors effective as of January 21, 2009